UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2010

Commission File Number: 000-53373

RxBids
(Exact Name of registrant as specified in Its charter)

Nevada	000-53373	20-1226081
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

9050 W. Warm Springs Rd #12-2129
Las Vegas, Nevada 89148
(Address of principal executive offices)

(702) 540-2222
(Registrant's telephone number, including area code)

  N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On August 19, 2010, Trescha R. Peeples resigned as a director of RxBids, a Nevada corporation (the “Company”).  Ms. Peeples did not resign because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

    On August 19, 2010,  acting pursuant to the authority of the Company’s Bylaws and the Nevada Revised Statutes, the Company’s sole remaining director, Mack Bradley, resolved to appoint Todd Albiston to fill the vacancy created by Ms. Peeples’ resignation, with Mr. Albiston to serve in such capacity until the next annual meeting of the Company’s stockholders or his prior resignation or termination.

    Mr. Albiston is 52 years of age.  He has been employed as an account manager for Physician Sales and Service, Inc. for the past seven years. For the preceding 18 years, Mr. Albiston was an account manager for Cardinal Medical Corporation, a medical device company.  Mr. Albiston is the Vice President and a director of Westcott Products Corporation, a Delaware company, and the Secretary/Treasurer and a director of Bear Lake Recreation, Inc., a Nevada company.

    Mr. Albiston was appointed to serve on the Company’s Board of Directors pursuant to Section 5.1 of the Bradley Option, which is described below under the caption “Item 8.01  Other Events.”

    Since the beginning of the Company’s last fiscal year, there have been no transactions or proposed transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of our current directors or executive officers had or will have a direct or indirect material interest.

Item 8.01  Other Events.

    On August 26, 2010, Mack Bradley and Jenson Services, Inc., a Utah corporation (“Jenson Services”) executed an Option Agreement by which Mr. Bradley granted to Jenson Services an option to purchase 1,900,000 shares of common stock of RxBids, a Nevada corporation (the “Company”), that are owned by Mr. Bradley, at a total exercise price of $60,000 (the “Bradley Option”).  The Bradley Option is exercisable for a period of one year.  In consideration of the grant of the Bradley Option, Jenson Services paid to the Company the sum of $10,000, of which $5,000 shall be used to reimburse Mr. Bradley for Company expenses that he has paid to date, and the remaining $5,000 of which shall be used to pay currently outstanding debt on the Company’s credit card.  During the term of the Bradley Option, Jenson Services also agreed to pay all of the Company’s expenses associated with the preparation and filing of its periodic reports with the Securities and Exchange Commission, in addition to Company credit card debt up to $600 per month and monthly Company operating expenses up to $200 per month.  While the Bradley Option is outstanding, Mr. Bradley agreed not to vote or consent as a director or a stockholder of the Company to:  (i) the issuance of any shares of the Company’s common stock or the granting of any options, warrants or other rights to purchase the Company’s common stock; or (ii) the Company’s incursion of any debt or liability other than such debts or liabilities as are necessary to ensure compliance with applicable federal and state securities and corporate laws, rules and regulations.

    On August 26, 2010, Trescha Peeples and Todd Albiston executed an Option Agreement by which Ms. Peeples granted to Mr. Albiston an option to purchase 160,000 shares of common stock that are owned by Ms. Peeples at an exercise price of $60,000 (the “Peeples Option”).  The Peeples Option is exercisable for a period of 180 days.

    Mr. Bradley is the Chief Executive Officer and a director of the Company.  Ms. Peeples is a former director of the Company.  All of the shares that are subject to the Bradley Option and the Peeples Option shall be held in an escrow that is to be administered under the terms of certain Escrow Agreements between the relevant parties and Leonard W. Burningham, Esq.

    The execution of the Bradley Option and the Peeples Option do not result in a change in control of the Company.  If both such options are exercised, and assuming that no additional Company securities are issued while the options are outstanding, the exercise of such options would cause Jenson Services and its affiliates to beneficially own approximately 42.6% of the Company’s issued and outstanding shares of common stock.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description of Exhibit
10.1	Bradley Option
10.2	Bradley Escrow Agreement
10.3	Peeples Option
10.4	Peeples Escrow Agreement

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RxBids

By:	/s/Mack Bradley
Mack Bradley, CEO and Director
(Acting Principal Accounting Officer)

Dated:  August 26, 2010

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